Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

FEDERAL MHC SUBSIDIARY HOLDING COMPANY CHARTER OF

OCEAN SHORE HOLDING CO.

Ocean Shore Holding Co. (the “Company”), a federally chartered holding company, does hereby certify that:

FIRST, the Board of Directors of the Company in accordance with the provisions of 12 C.F.R. 552.4 , duly adopted the following resolutions setting forth the proposed amendments to the Federal MHC Subsidiary Holding Company Charter of the Company, declaring said amendment to be advisable and calling for stockholder approval of the amendment:

NOW THEREFORE, BE IT RESOLVED, that Section 4 of the Charter is hereby amended to read as follows:

“The purpose of the Holding Company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under Section 10(o) of the Home Owners’ Loan Act, 12 U.S.C. 1467a(o), and to exercise all the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision (“Office”).”

BE IT FURTHER RESOLVED, that the first sentence of Section 5 of the Charter (the remainder of said Section 5 shall remain unchanged in all respects) is hereby amended and that the first sentence of Section 5 shall read as follows:

“The total number of shares of all classes of capital stock which the Holding Company has authority to issue is thirty million shares (30,000,000), of which twenty-five million shares (25,000,000) shall be shares of common stock, par value $0.01 per share, and of which five million shares (5,000,000) shall be preferred stock, par value $0.01 per share.”

SECOND, that the sole holder of all of the outstanding capital of the Company has approved the amendments in accordance with applicable laws.

THIRD, that the Board of Directors of the Company duly adopted the following resolutions with regard to the proposed amendments to the Charter of the Company:

BE IT FURTHER RESOLVED, that such amendments shall be effective upon filing with the OTS, following approval of the proposed amendments by the stockholder of the Company in accordance with Section 9 of the Charter and 12 C.F.R. 552.4.

IN WITNESS WHEREOF, the Bank has caused this certificate to be signed by its Chief Executive Officer and attested by its Secretary on this 21 day of July, 2004.

OCEAN SHORE HOLDING CO.

By:	/s/ Steve E. Brady
Steve E. Brady President and Chief Executive Officer

Attest:

/s/ Emily J. Walker
Emily J. Walker Secretary